CIRCUIT CITY STORES, INC.
                           BOARD OF DIRECTORS
                   DEFERRAL OF DIRECTOR COMPENSATION


Deferral Program: The Company offers members of the Board of Directors the alternative of deferring all or any part of their directors' fees, subject to the following terms and conditions.

     A Director may elect to defer all or any part of his or her directors' fees (including, without limitation, meeting fees and fees paid to committee members and committee chairmen) by filing a written election
(the "Election") to that effect with the Secretary of the Company. The Election shall be effective only with respect to fees relating to meetings or periods of time after the Director files the Election. Any amounts deferred by a Director will be credited to an account established for the Director on the books of the Company (the "Deferral Account"). The Deferral Account will also be credited, as of the end of each fiscal year of the Company, until such time as no balance remains in the Deferral Account, with an additional amount equal to the product of (1) the average daily balance credited to the Deferral Account during that fiscal year and (2) a percentage which shall be the average of the five year Treasury Bill rates in effect on the first business day of each fiscal quarter during such fiscal year plus 30 basis points. The total amount credited to the Deferral Account will become payable to the Director when such Director ceases to serve as a director of the Company upon such payment schedule as the Director specifies in the Election. A Director may elect a new payment schedule if the new Election is filed with the Secretary of the Company at least one year before the payments would otherwise have begun. If the Director ceases to serve as a director by reason of death, or if the Director dies after payments of the amounts in the Director's Deferral Account have commenced, any remaining payments will be made to one or more beneficiaries designated by the Director in a writing filed with the Secretary of the Company. If the Director fails to designate a beneficiary, or if all the designated beneficiaries predeceased the Director, payment of the remaining unpaid balance in the Deferral Account will be made to the Director's estate.
The Company reserves the right to accelerate payments or to make payment of the amounts remaining unpaid in a lump sum. All determinations and actions taken by the Company with respect to directors' fee deferrals under this program shall be binding upon the beneficiaries of the Director and the Director's estate. The Director's rights, and the rights of any beneficiary or the Director's estate, are those of a general creditor of the Company.

Adoption by Board: The foregoing deferral program became effective on August 15, 1995, upon approval by the Board of Directors. Any Director wishing to make an Election may do so at any time, until such time, if any, as the Board determines to discontinue the program.